Exhibit 10.4

Bonus Schedule For Stephen J. Sipola

                As referenced in Section 4 of the Employment Agreement dated as of January 1, 2013 between Astoria Federal Savings and Loan Association (“AFSLA”) and Stephen J. Sipola (the “Executive”), this will confirm that the board of directors of AFSLA has approved the following bonuses for the Executive:

Guaranteed Bonuses for 2012, 2013, 2014 and 2015:  (1)  $250,000 payable on April 19, 2013,  (2) $105,627, payable on December 31, 2013, assuming the Executive is then employed with AFSLA, which represents the amount of $150,000 prorated from April 19, 2013 to December 31, 2013, (3) $150,000 payable on December 31, 2014, assuming the Executive is then employed by AFSLA and (4) $150,000 on December 31, 2015, assuming the Executive is then employed by AFSLA.

Performance Bonus for 2013, 2014 and 2015: to be calculated based upon the Business Banking Department’s percentage achievement of its Business Banking Goals for 2013, 2014 and 2015 as set forth on the attached schedule.  The Total Goal Achievement percentage will be calculated by adding the individual performance percentages for the Business DDA, Business Money Market and Business Loans categories, and dividing this total by three.

Total Goal Achievement	Bonus

70%	$250,000
75%	290,000
80%	330,000
85%	370,000
90%	410,000
95%	450,000
100% and above	500,000

ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION		Acknowledged:

By:	/s/ Gerard C. Keegan
/s/ Stephen J. Sipola
Date:	March 5, 2013	STEPHEN J. SIPOLA

		Date:	March 5, 2013

* CONFIDENTIAL TREATMENT REQUEST:  The schedule with Business Banking Goals for 2013, 2014 and 2015 has been omitted and filed separately with the Commission.